UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2009

Alliance HealthCard, Inc.
 (Exact name of registrant as specified in its charter)

GEORGIA	000-30099	58-2445301
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 36th Avenue NW, Suite 105, Norman, OK	73072
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 579-8525

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Alliance HealthCard, Inc. (“Alliance”) entered into a First Amendment (the “First Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”) with Access Plans USA, Inc. (“Access”) The First Amendment is effective as of February 9, 2009. The Merger Agreement was effective as of November 13, 2008.

The First Amendment extends the termination date of the Merger Agreement to April 1, 2009, and provides that the number of our shares into which Access Common Stock shares shall be converted at the closing of the merger shall be reduced by 400,000. As a result of this reduction and the expected amount of the reduction in shares related to the Net Divestiture Cost (as such term is defined in the Merger Agreement) of the Access Regional Healthcare Division, the expected number of shares to be issued in exchange for the shares of Access is 6,800,000 (rather than the original maximum amount of 7,250,000).

Also in connection with the Merger Agreement and the First Amendment, we entered into a Loan Agreement (the “Loan Agreement”) with Alliance effective February 11, 2009. Under the Loan Agreement, we have agreed to loan Access up to $300,000 under the following terms:

•	Any cash drawn under the Loan Agreement will be secured by certain Access restricted cash deposits;

•	Any cash drawn will be subject to an annual interest rate of 6.0%; and

•	The Loan Agreement will terminate on April 2, 2009 with any outstanding balance at that date becoming immediately repayable (if the proposed merger with Access occurs on or before April 1, 2009, then any outstanding debt will be treated as inter-company item and accordingly will be settled by way of elimination upon consolidation).

As of the date of this filing, Access has not drawn any cash under the Loan Agreement.

Other than in respect of the Merger Agreement, the Loan Agreement, and a pre-merger service agreement there is no relationship between us and our affiliates and any of the other parties to the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance HealthCard, Inc.

Date: February 16, 2009	/s/ Rita W. McKeown

Rita W. McKeown
Chief Financial Officer
(Principal Financial Officer)